Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131

FOR IMMEDIATE RELEASE

EMBARCADERO TECHNOLOGIES ANNOUNCES SETTLEMENT

AND MUTUAL RELEASE OF OUTSTANDING CLAIM

San Francisco, California – May 27, 2005 – Embarcadero Technologies, Inc. (Nasdaq: EMBT), a leading provider of data lifecycle management solutions, today announced settlement of the lawsuit that had been filed against Embarcadero Technologies and other parties by The Client Server Factory (TCSF). The agreement also settles Embarcadero’s cross-complaint against TCSF. The suit related to alleged activities associated with Engineering Performance, Inc., an entity Embarcadero acquired in November 2000. None of the parties made any admission regarding fault or liability, and the settlement agreement resolves all outstanding matters among the parties. Embarcadero expects that its share of this settlement will result in a charge of approximately $600,000 which is expected to occur in the current quarter.

In response, Stephen Wong, Embarcadero’s president and chief executive officer, commented, “We are pleased that this settlement allows Embarcadero to avoid any further distraction and possible expense of continued litigation on this matter.”

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBT) is a provider of data lifecycle management solutions that help leading companies build, optimize, test, and manage their critical data, database, and application infrastructure. Nearly 11,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies products to manage the explosive growth in data and ensure optimal performance of their complex, multi-platform applications and systems. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit http://www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K/A. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.